EXHIBIT 10.1
AMENDMENT
TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is executed as of November 14, 2008, by and among UCBH HOLDINGS, INC., a Delaware corporation, UNITED COMMERCIAL BANK, a California bank (collective, the “Company”), and THOMAS S. WU, an individual (the “Executive”).
     WHEREAS, the Company and Executive previously entered into an Employment Agreement dated August 16, 2004 (the “Employment Agreement”) that sets forth the terms and conditions of Executive’s employment with the Company; and
     WHEREAS, the Company and Executive desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations issued thereunder (“Section 409A”); and
     WHEREAS, the Company and Executive also desire to amend the Employment Agreement to comply with the executive compensation requirements of the United States Department of the Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) under Treasury’s Troubled Assets Relief Program established by Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“TARP”); and
     WHEREAS, Section 1 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and Executive; and
     NOW, THEREFORE, the Company and Executive hereby agree the Employment Agreement shall be amended as follows:
     1. Defined Terms. Unless otherwise defined in this Amendment, including the recitals, defined terms shall have the meanings ascribed to them in the Employment Agreement.
     2. Specified Employee. Notwithstanding anything contained in the Employment Agreement, as amended, to the contrary, if at the time of Executive’s “separation from service” (as defined in Section 409A) Executive is a “specified employee” (within the meaning of Section 409A and the Company’s specified employee identification policy, if any) and if any payment, reimbursement and/or in-kind benefit that constitutes nonqualified deferred compensation (within the meaning of Section 409A) is deemed to be triggered by Executive’s separation from service, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that installments must be paid no later than the last day of the second taxable year following the taxable year in which such an employee incurs the involuntary separation from service), all payments, reimbursements, and in-kind benefits that constitute nonqualified deferred compensation (within the meaning of Section 409A) to Executive shall not be paid or provided to Executive during the six- (6-) month period following Executive’s separation from service, and (i) such postponed payment and/or reimbursement/in-kind amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s separation from service; (ii) any amounts payable to Executive after the expiration of such six- (6-) month period shall continue to be paid to Executive in accordance with the terms of the Employment Agreement; and (iii) to the extent that any group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group executive benefit plan or program or any lump sum cash out thereof is nonqualified deferred compensation (within the meaning of Section 409A), Executive shall pay for such benefits from his Termination Date until the first day of the seventh month following the month of Executive’s separation from service, at which time the Company shall reimburse Executive for such payments. If Executive dies during such six- (6-) month period and prior to the payment of such postponed amounts of nonqualified deferred compensation, only the amount of nonqualified deferred compensation payable while Executive lived shall be delayed, and shall be paid in a lump sum to Executive’s estate or, if applicable, to Executive’s designated beneficiary within thirty (30) days after the date of Executive’s death (with any amounts payable to Executive after the Executive’s death to be paid in accordance with the terms of the Employment Agreement).
     3. Reimbursements And In-Kind Benefits. Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided under the Employment Agreement, as amended, shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.
     4. Specific Section 409A Provisions. The following specific Section 409A amendments to the Employment Agreement shall be applicable on January 1, 2009:
          A. Section 3(c) is amended by the addition of the following language at the end thereof:
“Notwithstanding anything contained herein to the contrary, (i) the amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.”
          B. Section 4(a) is amended by the insertion of “a lump sum cash amount within thirty (30) days following Executive’s separation from service” in place of “a lump sum”.
          C. The second sentence of Section 4(b) is deleted in its entirety and the following inserted in place thereof:
“Upon Executive’s separation from service (within the meaning of Section 409A) by reason of such termination without cause, the Company shall, within thirty (30) days following Executive’s separation from service, pay a lump sum cash amount equal to three (3) times the highest annual compensation (defined as Base Salary and Bonus under Section 3(a) above) due to Executive over the three (3) years immediately preceding such termination (the ‘Three Times Highest Pay Benefit’).”
          D. The second sentence of Section 4(d) is amended by the insertion of “cash amount” after “a lump sum”.
          E. Section 4(f) is deleted in its entirety and the following inserted in place thereof:
“Change in Duties. In the event Executive voluntarily resigns from his regular employment following (i) any material adverse change in or loss of title, office or significant authority or responsibility (including, without limitation, Executive ceasing to be President and Chief Executive Officer of the Company (or the ultimate parent entity (the “Ultimate Parent”), if any, in the event of any transaction that results in the Company ceasing to be the Ultimate Parent) or Executive no longer reporting to the Board (or the board of directors of the Ultimate Parent, if applicable)), (ii) material reduction in Base Salary or benefits (excluding bonus) or (iii) relocation of his principal place of employment by more than 25 miles from its location (“Change in Duties”), Executive shall be entitled to the Three Times Highest Pay Benefit as defined by Paragraph 4(b) of this Agreement and all stock options and/or restricted stock awards and related limited rights and any unvested awards shall immediately vest and be exercisable for one year after such termination.”
          F. The following clause is added to the end of the second sentence of Section 4(g):
               “but not later than the last day of the year in which Executive’s separation from service occurs.”

          G. The following new Section 4(h) is added at the end of Section 4:
     “(h) All payments and benefits to be made to Executive upon Executive’s termination of employment or resignation that are subject to Section 409A may only be made upon a “separation from service” (within the meaning of Section 409A) of Executive. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted.”
          H. Section 5(c) is deleted in its entirety and the following inserted in place thereof:
“(c) Upon Executive’s “separation from service” (within the meaning of Section 409A”) resulting from a Change In Control Benefit Trigger pursuant Section 5(b), (i) the Company shall pay Executive, or in the event of his subsequent death or disability, his beneficiary or beneficiaries, or his estate, as the case may be, a cash lump sum equal to three (3) times the highest annual compensation (defined as Base Salary and Bonus under Section 3(a), above) due to the Executive over the three years immediately preceding the Change in Control Benefit Trigger, less all required and applicable withholding, and (ii) any unvested stock options and related limited rights and unvested awards granted to Executive under any stock option and similar plans shall immediately vest and shall be exercisable within one (1) year.”
          I. Section 5(d) is deleted in its entirety and the following inserted in place thereof:
“(d) Upon the occurrence of a Change in Control followed by Executive’s termination of employment or resignation (other than termination for Cause), Company and its successors and assigns shall cause to be continued for Executive life, medical and disability coverage substantially identical to the coverage maintained by the Company for Executive prior to Executive’s termination or resignation. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months from the date of the Executive’s separation from service.
          J. The following new Section 5(f) is added at the end of Section 5:
     “(f) All payments and benefits to be made to Executive upon Executive’s termination of employment or resignation that are subject to Section 409A may only be made upon a “separation from service” (within the meaning of Section 409A) of Executive. For purposes of

Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted.”
          K. The following new Section 6(e) is added at the end of Section 6:
     “(e) Notwithstanding the foregoing, any Gross-Up Payment pursuant to this Section 6 shall be paid not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authorities.”
     5. TARP CPP Restrictions.
          The following Section 7 is added after Section 6 and the remaining Sections are renumbered accordingly:
“7. PAYMENT REDUCTION; ADDITIONAL TARP/CPP RESTRICTIONS; WAIVER AND RELEASE

(a)	Notwithstanding anything contained in this Agreement, as amended, to the contrary or any other agreement between Executive and the Company or its affiliates, acquirers or successors, to the extent that any payment or distribution of any type to or for Executive would be prohibited by Section 111(b) of the Emergency Economic Stabilization Act of 2008, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, as amended, or otherwise (the “Payments”), then such Payments shall be reduced if and to the minimum extent necessary so that the Payments do not violate such prohibition. The determination of whether the Payments shall be reduced as provided in Section 7(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and Executive within fifteen (15) days after such reduction is triggered. The Payments will be reduced in accordance with an ordering rule agreed to in writing by the Company and Executive not later than December 31, 2008 and subject to the requirements of Section 409A.”

(b)	Executive acknowledges and agrees that for so long as the executive compensation restrictions of TARP and the CPP are applicable to the Company, (i) no bonus or other incentive compensation payable to Executive shall be based upon arrangements that encourage unnecessary and/or excessive risks that threaten the value of the Company, to the extent required by Treasury and/or TARP and/or the CPP, and (ii) any bonus or other incentive compensation paid to Executive that is based upon the Company’s statement of earnings, gains, or other criteria that are later proven to be materially inaccurate, must, to the extent required by Treasury, and/or TARP and/or the CPP, be repaid by Executive to the Company.”

(c)	Upon the Company’s request, Executive agrees to execute and deliver all waivers and releases required by Treasury relating to TARP, CPP, and the Company’s participation in the CPP, including, without limitation, waivers and releases that release Treasury from any claims that Executive may otherwise have as a result of Treasury’s issuance of regulations that modify or eliminate provisions and terms of the Company’s employee benefit plans, arrangements and agreements in which Executive participates or otherwise receives benefits.”
     6. Ratification and Confirmation. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.
     7. Governing Law. Except to the extent preempted by federal law, this Amendment shall be governed by the laws of the State of California, without regard to its principles of conflict of law.
     8. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, taken together, constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written but on the actual dates indicated below.

UCBH HOLDINGS, INC.

By:	/s/ Godwin Wong

Title:	Compensation Committee of Board of Directors

Date:	November 14, 2008

UNITED COMMERCIAL BANK

By:	/s/ Godwin Wong

Title:	Compensation Committee of Board of Directors

Date:	November 14, 2008

EXECUTIVE

Signature:	/s/ Thomas S. Wu

Thomas S. Wu

Date:	November 14, 2008